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                EXHIBIT 11 COMPUTATION OF LOSS PER COMMON SHARE
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                          VIRAGEN, INC. AND SUBSIDIARY
                EXHIBIT 11 COMPUTATION OF LOSS PER COMMON SHARE
                                  (UNAUDITED)

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
                                              Three Months Ended
                                                 September 30,
                                             1994            1993
                                             ----            ----
PRIMARY AND FULLY DILUTED
  Weighted average shares
       outstanding                        26,018,878        17,873,669
                                         ===========       ===========

     Net loss                            $  (824,397)      $ (253,646)

     Deduct required
     dividends on convertible
       preferred stock                           863               933
                                         -----------       -----------

     Loss attributable to
       common stock                      $   824,397       $  (254,579)
                                         ===========       ===========

     Net loss per common
       share after deduction
       for required dividends
       on convertible preferred
       stock                                  $(.03)       $      (.01)
                                         ==========        ===========
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